UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

NEFF CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-14145	65-0626400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 N.W. 87th Avenue, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

(305) 513-3350

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Neff Corp. (“Neff”), having received consents from holders of in excess of a majority of the aggregate principal amount of its 10% senior notes due 2015 (the “Senior Notes”) pursuant to its Offer to Purchase and Consent Solicitation (the “Offer”), entered into a supplemental indenture (the “Supplemental Indenture”), dated as of December 3, 2008 (the “Supplemental Indenture”), to the indenture governing the Senior Notes with certain subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Supplemental Indenture does not alter Neff’s obligation to pay the principal or interest on the Senior Notes or alter the stated interest rate, maturity date or redemption provisions of the Senior Notes. The Supplemental Indenture eliminates the restrictive covenants currently in the indenture governing the Senior Notes and the events of default, other than payment defaults and certain bankruptcy related events of default relating to Neff, will no longer be applicable. The amendments reflected in the Supplemental Indenture will not be effective unless and until the Senior Notes tendered in the Offer are accepted for payment by the Company.

Item 8.01	Other Events

On December 3, 2008, Neff received a letter (the “Letter”) from a law firm purporting to represent lenders (the “Lenders”) constituting a majority of the aggregate outstanding debt under Neff’s second lien credit agreement (the “Second Lien Credit Agreement”). The Letter asserts that the Second Lien Credit Agreement and related documentation do not permit the elevation of the Senior Notes to senior secured debt status with lien priority superior to the liens securing the Lenders. The Letter further asserts that the intercreditor agreement among Neff and other parties thereto (the “Intercreditor Agreement”) contemplates Neff’s receipt of new money in exchange for increased first lien indebtedness, not an exchange of Senior Notes for new term loans. The Letter states that the Lenders reserve all rights and remedies, including the right to commence legal action against Neff, its officers and directors, the Trustee, the agent under Neff’s credit agreements and any other party participating in, or benefiting from, the Offer.

Neff believes that the assertions contained in the Letter are without merit and intends to proceed with the Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEFF CORP.

By:	/s/ Mark Irion
Mark Irion
Executive Vice President, Chief Financial
Officer and Secretary

Dated: December 8, 2008